Exhibit 10.2
TRANSITION AGREEMENT
     This agreement (the “Agreement”), dated as of the Effective Date specified below, is by and between Janus Capital Group Inc., a Delaware corporation (the “Company”) and Girard C. Miller (the “Executive”). The Company and the Executive shall sometimes be collectively referred to as the “Parties.”
Recitals
     1. Executive has been employed by the Company pursuant to an Employment Agreement dated as of June 30, 2003 (the “Employment Agreement”), and a Change of Control Agreement dated as of June 30, 2003 (the “Change of Control Agreement”) (collectively, the “Miller Agreements”).
     2. Executive and the Company desire to modify their relationship to provide for a transition period and separation from the Company.
     3. Accordingly, Executive and the Company have entered into this Agreement to set forth the terms and conditions of their relationship on and after the Effective Date, and thereby to supersede in its entirety the Employment Agreement subject to Section 9.
Agreement
     In consideration of the following obligations, the parties agree as follows.
     1. Effective Date and Separation Date. The “Effective Date” shall mean August 5, 2005. At a time thereafter determined by the Company in its reasonable discretion, the Company shall announce the terms of this Agreement and the Executive’s resignation from the Company effective as of January 3, 2006, provided that such employment does not earlier terminate pursuant to Section 4, below (the “Separation Date”).
     2. Transition Period. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue in the employ of the Company on the terms and subject to the conditions of this Agreement, for the period commencing on the Effective Date and ending on the Separation Date or such earlier date as Executive’s employment is terminated as provided herein (the “Transition Period”).
     3. Terms of Employment.
       (a) Position and Duties.
          (i) During the Transition Period: (A) the Executive shall serve as the Chief Operating Officer of the Company, or in such other executive position as may be reasonably designated by the Company’s Chief Executive Officer (“CEO”), with duties, authorities and responsibilities commensurate with such title and office and/or as may reasonably be assigned to Executive by the CEO, consistent with Executive’s executive-level experience; and (B) the Executive’s services shall primarily be performed in Denver, Colorado, although Executive agrees to travel to the extent reasonably necessary to perform his duties hereunder. During the Transition Period, and excluding any periods of disability and vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his attention and time during normal business hours to the business and affairs of the Company as reasonably directed or specified by the Company’s CEO, and, to the extent necessary to discharge the Executive’s responsibilities hereunder, to use the Executive’s reasonable best efforts to perform such responsibilities, subject to Executive’s ability to (A) serve on corporate, civic or charitable boards or committees; provided that such service must be disclosed to and approved by the Company in advance, pursuant to Company policy, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions; provided that such engagements must be disclosed to and approved by the Company in advance, pursuant to Company policy and (C) manage personal investments; all so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement, Company policies and applicable law.
          (ii) During the Transition Period, Executive shall report to the Company’s CEO and may, at Executive’s election, serve as a member of the Company’s Executive Committee or the successor body, if any, thereto. During the Transition Period, Employee’s job duties shall encompass only matters as may be reasonably assigned to him from time to time by the Company’s CEO. Executive and the Company acknowledge and agree that, during the Transition Period, most if not all of Executive’s principal responsibilities will be transferred to other Company executives, and that, therefore, Executive’s day-to-day job functions will change substantially as the Transition Period progresses. Executive and the Company also acknowledge and agree that while Executive will throughout the Transition Period remain a member of the Company’s senior executive team and in that capacity will be required and expected to perform only executive-level job functions, it may be inappropriate or unnecessary to include Executive in all executive-level meetings that the Company may conduct during the Transition Period. Notwithstanding the foregoing, the Company agrees that during the Transition Period Executive will be assigned only executive-level responsibilities that are consistent with his skills, experience and status within the Company, and that the Company will not seek to hold Executive accountable for any Company-related matter unless the Company included Executive in all material meetings and decisions concerning that matter, or take any adverse action of any kind against Executive based upon Executive’s failure or inability to attend any meeting, or participate in any decision, from which the Company excluded Executive.
          (iii) As of the Separation Date, Executive shall be deemed to have resigned from all positions with the Company and all affiliates thereof, including without limitation employment, membership on boards of directors, and committee memberships. Thereafter, Executive shall not be deemed an employee of the Company or any affiliate, and except as provided in Section 5(c)(ii) shall not be entitled to participate in any employee benefit or fringe benefit program of any kind.

       (b) Compensation.
          (i) Base Salary. During the Transition Period, the Executive shall receive a base salary (“Base Salary”) payable in cash at the rate of $500,000 per year. The Base Salary shall be payable in installments, consistent with the Company’s payroll procedures in effect from time to time, provided that such installments shall be no less frequent than monthly.
          (ii) 2005 Annual Bonus. In consideration of Executive’s work during 2005, at the same time that the Company pays Peer Executives annual bonuses for their work in 2005, the Company shall pay Executive a bonus calculated by multiplying Executive’s 2005 bonus target by the same bonus multiplier used in calculating the 2005 annual bonuses of the “Comparable Executives;” provided that in no event shall the 2005 Annual Bonus paid to Executive be less than 50% of Executive’s 2005 annual bonus target. For purposes of this Agreement, “Comparable Executives” shall mean participants in the Company’s 2005 Total Variable Compensation Plan excluding Gary Black, any Company Portfolio Manager and all other executives whose employment contracts require payment of an annual bonus in a fixed amount or pursuant to a unique calculation.
          (iii) Long-Term Incentive Compensation. Executive shall not be eligible to receive any further awards under the Company’s Long-Term Incentive (“LTI”) Plan. All equity long-term incentive awards or other incentive awards granted to the Executive by the Company (collectively, “Retention and Incentive Awards”) shall remain outstanding during the Transition Period in accordance with the terms of their respective award agreements; provided that as soon as practicable following the Effective Date the Company and the Executive shall take the necessary steps to cause all of Executive’s outstanding vested and unvested stock option awards to be exchanged for Company restricted stock that imposes the same terms, restrictions and vesting schedules as the Executive’s outstanding stock options (the “Exchange”) in an amount equal to the fair market value of such stock options as of the date of the Exchange; and provided further that the Company stock thus exchanged for one-half of that portion of Executive’s July 2003 stock option award that would have vested in July 2006 shall become vested as of December 30, 2005; and provided further that all portions of Executive’s Retention and Incentive Awards (including the restricted stock subject to the Exchange) that are not scheduled to vest until after the Separation Date shall remain in full force and effect according to their terms throughout the Transition Period; and provided further that all portions of Executive’s Retention and Incentive Awards (including the restricted stock subject to the Exchange) that have not yet vested as of the Separation Date shall be forfeited and cancelled as of the Separation Date without any compensation to the Executive. Fair market value of the applicable stock options shall be determined on the Effective Date using the Black-Scholes option pricing methodology currently applied by the Company.
          (iv) Incentive, Savings and Retirement Plans. During the Transition Period, but not thereafter, the Executive shall be entitled to participate in all other incentive plans, practices, policies and programs, and all savings and retirement plans, practices, policies and programs, in each case on terms and conditions no less favorable than the terms and conditions generally applicable to the executives who sit on the Company’s Executive Committee or, if applicable, the successor body thereto (collectively, “Peer Executives”). Vesting of any Company contributions to Executive’s 401(k) Plan account shall be in accordance with the terms of the

Company’s 401(k) Plan as amended; provided that for such purposes Executive’s separation shall be deemed to have resulted from a Job Elimination as that term is used in Section 1.33 of the Company’s 401k Plan, as amended. In accordance with that certain Agreement between the Executive and the Company, dated as of February 20, 2004 (the “February 2004 Agreement”), all access restrictions applicable to the Janus mutual fund shares held in an account for Executive under the February 2004 Agreement shall no longer apply as of the Separation Date.
          (v) Welfare Benefit Plans. During the Transition Period, but not thereafter, the Executive and the Executive’s spouse and dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) on terms and conditions no less favorable than the terms and conditions generally applicable to Peer Executives. Notwithstanding the foregoing, Executive shall be eligible, upon the terms and conditions set forth in Sections 5(c) and (d), below, to continued participation in certain employee benefits plans following the termination of his employment.
          (vi) Vacation. During the Transition Period, but not thereafter, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company as in effect for the Peer Executives, but in no event less than three weeks.
          (vii) Initial Transition Payment. As soon as practicable following the Effective Date, the Company shall pay Executive, in a lump sum cash payment, an Initial Transition Payment in an amount equal to the sum of $250,000, less legally required withholdings
     4. Termination of Employment.
       (a) Death. The Executive’s employment shall terminate automatically upon the Executive’s death during the Transition Period.
       (b) Cause. The Company may terminate the Executive’s employment during the Transition Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:
          (i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or its representative, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties and which gives the Executive a reasonable opportunity of not less than thirty (30) days to cure the deficiency noted therein; or
          (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or

          (iii) conviction of a felony (other than a traffic related felony) or guilty or nolo contendere plea by the Executive with respect thereto; or
          (iv) a willful material breach by the Executive of any material provision of this Agreement; or
          (v) a willful violation of any regulatory requirement, or of any material Company policy or procedure, that is demonstrably injurious to the Company; or
          (vi) Executive’s failure to obtain or maintain, or inability to qualify for, any license required for the performance of Executive’s material job responsibilities, or the suspension or revocation of any such license held by the Executive.
No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s act or omission was in the best interests of the Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.
     5. Obligations of the Company In Relation to Termination.
       (a) Upon any termination of Executive’s employment, the Company shall pay to the Executive, in a lump sum in cash within five (5) business days after the date of termination, the Executive’s Base Salary through the date of termination, all to the extent not yet paid as of the date of termination.
       (b) Special Payment. If Executive remains employed by the Company on December 27, 2005, or if the Company terminates the Executive’s employment other than for Cause or death prior to December 27, 2005, then on December 27, 2005 the Company shall pay Executive a lump sum cash payment of $500,000 less legally required withholdings.
       (c) Severance Benefit. In addition to the “Special Payment” contemplated by Section 5(b), if the Company terminates the Executive’s employment other than for Cause or death during the Transition Period, or if the Executive’s employment shall terminate on the Separation Date, then conditioned upon Executive’s execution (and if applicable non-revocation) of a legal release in the form attached hereto as Exhibit A:
          (i) within 5 business days after the date of termination or on his Separation Date, the Company shall pay to the Executive, in a lump sum cash payment, an amount equal to $2,000,000, less legally required withholdings.
          (ii) for the period commencing on the earlier of the date of termination of employment or the Separation Date and ending on the third anniversary thereof, the Company shall continue to provide the benefits described in Section 3(b)(v) to the Executive and his dependents on the same basis such benefits were provided to the Executive immediately prior to the Effective Date (collectively “Welfare Benefits”); provided that Executive’s right to benefits continuation shall terminate as of the date on which he becomes eligible for substantially similar welfare benefits under another employer’s group benefit plans; and
          (iii) any and all unvested Retention and Incentive Awards shall be forfeited and cancelled without any compensation to the Executive;
          (iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any Other Benefits (as defined in Section 6).
       (d) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Transition Period, the Company shall: (i) pay to the Executive’s estate or beneficiaries Executive’s base salary to the extent unpaid at the time of Executive’s death, plus $500,000, in full satisfaction of the Company’s obligations under Section 5(b), above, plus a pro rata 2005 Annual Bonus in the amount of $1,500,000 multiplied by a fraction in which the numerator is the number of days in 2005 that had elapsed as of the date of Executive’s death and the denominator is 365, in full satisfaction of the Company’s obligations under Section 3(b)(ii), all less applicable taxes (which three payments shall collectively be referred to herein as the “Accrued Obligations”); and (ii) provide to the estate or beneficiaries the Other Benefits (as defined in Section 6) and shall provide the Welfare Benefits to the Executive’s dependents for a three-year period commencing as of the date of termination, and shall have no other severance obligations under this Agreement. In addition, all equity awards shall be treated as described in their respective award agreements. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(d) shall include, and the Executive’s estate and /or beneficiaries shall be entitled to receive, benefits at least equal to death benefits as in effect on the date of the Executive’s death with respect to comparable executives of the Company and their beneficiaries. In the event of Executive’s death, the Company shall be required to pay Executive’s estate or beneficiaries only the Accrued Obligations. Without limiting the generality of the foregoing, in the event of Executive’s death the Company shall not be required to pay Executive or Executive’s estate any payment under Section 5(c), above.
       (e) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive voluntarily terminates his employment during the Transition Period, the Company shall be required only to pay to the Executive (i) his Base Salary through the date of termination, and (ii) the Other Benefits (as defined in Section 6), in each case to the extent theretofore unpaid.
       (f) Excise Tax. Notwithstanding any other language to the contrary in this Agreement or in this Section 5, the Company shall not be obligated to pay and shall not pay that portion of any payment or distribution in the nature of compensation within the meaning of Section 280G(b)(2) of the Code to the benefit of the Executive otherwise due or payable the Executive under this Agreement or this Section 5 if that portion would cause any excise tax imposed by Section 4999 of the Code to become due and payable by the Executive.

     6. Non-exclusivity of Rights. Except as otherwise specifically provided in this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any affiliate for which the Executive may qualify. Amounts that are vested benefits, which consist of any compensation previously deferred by the Executive, or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any affiliate at or subsequent to the date of termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Notwithstanding any other provision of this Agreement, the Executive shall not be entitled to receive any payments or benefits under any severance program other than those that are described and anticipated under this Agreement.
     7. Restrictive Covenants.
       (a) The Executive acknowledges that his employment as a senior officer of the Company creates a relationship of confidence and trust between the Executive and the Company with respect to confidential and proprietary information applicable to the business of the Company and its clients. The Executive further acknowledges the highly competitive nature of the business of the Company. Accordingly, it is agreed that the restrictions contained in this Section 7 are reasonable and necessary for the protection of the interests of the Company and that any violation of these restrictions would cause substantial and irreparable injury to the Company.
       (b) During the Executive’s employment with the Company, and for a period of one year following the date of termination for any reason (the “Restricted Period”), the Executive shall not (nor shall the Executive cause, encourage or provide assistance to, anyone else to):
          (i) Interfere with any relationship which may exist from time to time between the Company, or any affiliate of the Company, and any of its employees, consultants, agents or representatives; or
          (ii) Employ or otherwise engage, or attempt to employ or otherwise engage, in or on behalf of any Competitive Business, any person who is employed or engaged as an employee, consultant, agent or representative of the Company or any affiliate of the Company, or any person who was employed or engaged as an employee, consultant, agent or representative of the Company or any affiliate of the Company within the two-year period immediately preceding the Executive’s termination; or
          (iii) Solicit directly or indirectly on behalf of the Executive or a Competitive Business, the customer business or account of any investment advisory or investment management client to which the Company or any affiliate of the Company shall have rendered service during the one-year period immediately preceding the Executive’s termination; or
          (iv) Directly or indirectly divert or attempt to divert from the Company or any affiliate of the Company any business in which the Company or any affiliate of the Company has been actively engaged during the term hereof or interfere with any relationship between the Company, or any affiliate of the Company, and any of its clients.

Notwithstanding any of the foregoing, the Company and Executive agree that if Executive is employed in an operational role at a Competitive Business during the Restricted Period, such employment alone will not be interpreted to constitute a violation of this Section 7, nor shall the actions of Executive’s employer during the Restricted Period be imputed to Executive unless Executive caused, encouraged or provided assistance to his employer with regard to activities that, if engaged in by Executive, would violate the restrictions contained in this Section7.
       (c) “Competitive Business” means any business that provides investment advisory or investment management services, printing fulfillment, or related services. For the purposes of this Section 7, “affiliate” means any corporation, partnership, limited liability company, trust, or other entity which controls, is controlled by or is under common control with the Company.
       (d) If any court shall determine that the duration, geographic limitations, subject or scope of any restriction contained in this Section 7 is unenforceable, it is the intention of the parties that this Section 7 shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of this Section 7 in the jurisdiction of the court that has made the adjudication.
       (e) The Executive acknowledges that the restrictive covenants of this Section 7 are reasonable and that irreparable injury will result to the Company and to its business and properties in the event of any breach by the Executive of any of those covenants, and that the Executive’s continued employment is predicated on the commitments undertaken by the Executive pursuant to this Section 7. In the event any of the covenants of this Section 7 are breached, the Company shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such covenants by the Executive or by any person or persons acting for or with the Executive in any capacity whatsoever.

     8. Successors.
       (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
       (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
       (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly, and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     9. Prior Agreements.
       (a) Except as otherwise provided in Sections 3(b)(iv), 3(b)(v) and 6, above, and 9(b) and (c) below, the Employment Agreement and all other agreements between Executive and the Company shall be deemed terminated hereby and superseded by this Agreement, and shall hereafter be of no further force or effect.
       (b) Notwithstanding any other provision of this Agreement, this Agreement shall not be deemed to limit, release, impair or otherwise affect, in any way, Executive’s rights under Section 10 of the Employment Agreement nor under the February 2004 Agreement.
       (c) Notwithstanding any other provision of this Agreement, Executive’s Change of Control Agreement shall remain in effect through the Transition Period and shall expire on the Separation Date. If during the Transition Period any event triggers a right of Executive to receive any benefit under the Change of Control Agreement (a “Triggering Event”), then Executive shall have the option, in his discretion, to receive the rights and benefits available to him under the Change of Control Agreement (the “COC Benefits”), or the benefit available to him under this Agreement (the “Transition Agreement Benefits”), but Executive may not receive benefits under both agreements. Accordingly, within ten (10) business days after he receives notice of a Triggering Event, Executive shall notify the Company in writing (by an “Election Notice”) whether he intends to forsake the Transition Agreement Benefits and accept the COC Benefits, or wishes instead to forsake the COC Benefits and accept the Transition Agreement Benefits. If Executive elects to receive the COC Benefits, then Executive’s right to any payments or other benefits of any kind under this Agreement shall immediately terminate and, in addition, Executive shall be required, as a condition of receiving the COC Benefits, to execute a legal release in substantially the form attached hereto as Exhibit A and take all actions reasonably requested by the Company to reverse all actions taken pursuant to this Agreement, including without limitation refunding to the Company the payment described in Section 5(b), above, to the extent paid before the Company’s receipt of

Executive’s Election Notice; provided that in all events Executive shall be entitled to retain the Exchange Consideration provided for in Section 3(b)(iii) of this Agreement. If Executive elects to receive the Transition Agreement Benefits, then Executive’s rights under the Change of Control Agreement shall be deemed terminated and that agreement shall be of no further force or effect. In the event of any conflict between the terms of this Agreement and the terms of the Change of Control Agreement, this Agreement shall control, and the Change of Control Agreement shall be deemed amended to conform to the conflicting terms of this Agreement.
     10. Consulting Following Separation Date. Executive agrees that following the Separation Date he will make himself reasonably available, at the Company’s reasonable request, to provide information and consulting on an as-needed, as-requested basis; provided that the Company shall exercise reasonable good faith efforts to limit the extent to which its requests for such information and consulting interfere with Executive’s personal and business commitments; and provided further that Executive shall exercise reasonable, good faith efforts to respond to the Company’s requests for such information and consulting in a timely and complete fashion; and provided further that the Company shall reimburse Executive for any expenses that are approved in advance and incurred by him in connection with the performance of such consulting services, and shall pay Executive a mutually agreed hourly rate for all time spent by Executive providing the Company with consulting and information following the Separation Date, excepting only time spent responding to de minimis periodic telephone calls seeking answers to discrete factual questions.
     11. Cooperation in Proceedings. The Company and Executive agree that they shall fully cooperate with respect to any claim, litigation or judicial, arbitral or investigative proceeding initiated by any private party or by any regulator, governmental entity, or self-regulatory organization, that relates to or arises from any matter with which Executive was involved during his employment with the Company, or that concerns any matter of which Executive has information or knowledge (collectively, a “Proceeding”). Executive’s duty of cooperation includes, but is not limited to: (i) meeting with the Company’s attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Executive’s recollection of events; (ii) appearing at the Company’s request as a witness at depositions or trials, without the necessity of a subpoena, in order to state truthfully Executive’s knowledge of matters at issue; and (iii) signing at the Company’s request declarations or affidavits that truthfully state matters of fact of which Executive has personal knowledge obtained during the course of his employment at Janus; provided that this Agreement shall not be deemed to require Executive to execute any declaration or affidavit that in his good faith opinion is inaccurate or incomplete in any respect. The Company’s duty of cooperation includes, but is not limited to providing Executive and his counsel access to documents, information, witnesses and the Company’s legal counsel as is reasonably necessary to litigate on behalf of Executive in any Proceeding. In addition, Executive agrees to notify the Company’s General Counsel promptly of any requests for information or testimony that he receives in connection with any litigation or investigation relating to the Company’s business, and the Company agrees to notify Executive of any requests for information or testimony that it receives relating to Executive. Notwithstanding any other provision of this Agreement, this Agreement shall not be construed or applied so as to require any Party to violate any confidentiality agreement or understanding with any third party, nor shall it be construed or applied so as to compel any Party to take any action, or omit to take any action, requested or directed by any regulatory or law enforcement authority. The Company shall exercise reasonable good faith efforts to minimize the extent to which its requests for cooperation pursuant to this Section 11 conflict with Executive’s prior professional and personal commitments, and shall reimburse Executive for the expenses that he reasonably and necessarily incurs in honoring his duty of cooperation under this Section 11, provided that Executive has secured the Company’s prior consent to incur such expenses.
     12. Legal Releases.
       (a) Executive, on his own behalf and on behalf of his heirs, personal representatives, executors, administrators and assigns, knowingly and voluntarily releases and forever discharges the Company and its affiliates and any of their respective parents, subsidiaries and affiliates, together with all of their respective past and present directors, members, managers, officers, shareholders, trustees, partners, employees, agents, attorneys and servants, and each of their affiliates, predecessors, successors and assigns (collectively, the “Company Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, that Executive or his heirs, executors, administrators, or assigns ever had, now have, or may hereafter claim to have against any of the Company Releasees by reason of any matter, cause or thing whatsoever from the beginning of time through the Effective Date, whether or not previously asserted before any state or federal court, agency or governmental entity or any arbitral body. This release includes, without limitation, any rights or claims relating in any way to Executive’s employment relationship with the Company or any of the Company Releasees, or his resignation therefrom, or arising under any statute or regulation, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and the Family Medical Leave Act of 1993, each as amended, or any other federal, state or local law, regulation, ordinance, or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and the Company or any of the Company Releasees, as well as any rights relating to any Company stock or other equity-related incentive that had not vested by its own terms as of the Separation Date; provided, however, that notwithstanding the foregoing or anything else contained in this Agreement, the release set forth in this Section 12(a) shall not extend to (i) any rights arising under or recognized by this Agreement; (ii) any rights under Section 10 of the Employment Agreement; or (iii) any claim or claims that the Executive may have against the Company as of the Effective Date of which he is not aware as of the Effective Date because of willful concealment by the Company. Executive further agrees that he will not seek or be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against the Company or any of the Company Releasees for any of the matters released in this Section 12(a). Executive represents and warrants that as of the Effective Date he has no knowledge of any fact willfully concealed from him by the Company within the meaning of this Section 12(a).
       (b) The Company, on its own behalf and on behalf of its current and past parents, subsidiaries and affiliates and each of their predecessors, successors and assigns, knowingly and voluntarily releases and forever discharges Executive and his heirs, personal representatives, executors, administrators and assigns, (collectively, the “Executive Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, that the Company, its current and past parents, subsidiaries and affiliates and each of their predecessors, successors and assigns ever had, now have, or may hereafter claim to have against any of the Executive Releasees by reason of any matter, cause or thing whatsoever from the beginning of time through the Effective Date, whether or not previously asserted before any state or federal court, agency or governmental entity or any arbitral body. This release includes, without limitation, any rights or claims relating in any way to Executive’s employment relationship with the Company, or his separation therefrom, or arising under any statute or regulation, or any other federal, state or local law, regulation, ordinance, or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and the Company; provided, however, that notwithstanding the foregoing or anything else contained in this Agreement, the release set forth in this Section 12(b) shall not extend to: (i) any rights arising under this Agreement; (ii) a breach of fiduciary duty or other misconduct relating to Executive’s employment with the Company that renders Executive ineligible for indemnification pursuant to Section 10 of the Employment Agreement; or (iii) any claim or claims that the Company may have against Executive as of the Effective Date of which it is not aware as of the Effective Date because of willful concealment by Executive. The Company, on its own behalf and on behalf of its current and past parents and subsidiaries, and each of their predecessors, successors and assigns, represents that it has not commenced or joined in any claim, charge, action or proceeding whatsoever against Executive arising out of or relating to any of the matters released in this Section 12(b). The Company, on its own behalf and on behalf of its current and past parents and subsidiaries, and each of their predecessors, successors and assigns, further agrees that it will not seek or be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against Executive for any of the matters released in this Section 12(b). The Company represents and warrants that as of the Effective Date it has no knowledge of any fact willfully concealed from it by the Executive within the meaning of this Section 12(b), or any breach of fiduciary duty by Executive or other misconduct by Executive relating to Executive’s employment with the Company that renders Executive ineligible for indemnification pursuant to Section 10 of the Employment Agreement.
       (c) In order to provide a full and complete release, each of the Parties understands and agrees that this Agreement is intended to include all claims, if any, covered under this Section 12 that such Party may have and not now know or suspect to exist in his or its favor against any other Party and that this Agreement extinguishes such claims. Thus, each of the Parties expressly waives all rights under any statute or common law principle in any jurisdiction that provides, in effect, that a general release does not extend to claims which the releasing party does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the party being released. Notwithstanding any other provision of this Section 12, however, nothing in this Section 12 is intended or shall be construed to limit or otherwise affect in any way Executive’s rights under Section 10 of the Employment Agreement, under the February 2004 Agreement, or under this Agreement.
       (d) Executive agrees and acknowledges that he: (i) understands the language used in this Agreement and the Agreement’s legal effect; (ii) will receive compensation under this Agreement to which he would not have been entitled without signing this Agreement; (iii) has been advised by the Company to consult with an attorney before signing this Agreement; and (iv) will be given up to twenty one (21) calendar days to consider whether to sign this Agreement. For a period of seven days after the Effective Date, Executive may, in his sole discretion, rescind this Agreement, by delivering a written notice of rescission to Peter Boucher. If Executive rescinds this Agreement within seven calendar days after the Effective Date, this Agreement shall be void, all actions taken pursuant to this Agreement shall be reversed, and neither this Agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective rescission of this Agreement. If Executive does not rescind this Agreement within seven calendar days after the Effective Date, this Agreement shall become final and binding and shall be irrevocable.
     13. Additional Representations and Covenant.
       (a) Executive represents and warrants that as of the Effective Date he is unaware of any facts or circumstances relating to the Company’s business that he believes suggest or support a claim of wrongdoing or illegal conduct of any kind by the Company or any employee, officer or director thereof, other than previously disclosed in connection with the 2003-2004 regulatory inquiries and subsequent settlement order, or as otherwise previously disclosed by Executive. Executive covenants that, to the extent permitted by law, following the Effective Date he will not take any action, or encourage any other person to take any action with the intent of, calculated or known to Executive to likely to result in the initiation or an inquiry, investigation or other action concerning the Company by any federal, state or local governmental body or agency, and that were he to do so he would commit a material breach and default under this Agreement, for which the Company would be entitled to all remedies available to the Company pursuant to applicable law, including specific performance of this covenant.
       (b) The Company represents and warrants that as of the Effective Date it is unaware of any facts or circumstances relating to the Company’s business that it believes suggest or support a claim of wrongdoing or illegal conduct of any kind by Executive.
     14. Miscellaneous.
       (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without reference to principles of conflict of laws, subject to the application of the laws of the State of Delaware for Section 10 of the Employment Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
       (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:     At the most recent address on file at the Company, and by fax, email and U.S. Mail to: Dean C. Heizer, Parsons, Heizer, Paul LLP, 2401 15th Street, Suite 300, Denver, CO 80202; Fax: (303) 595-4750, email: dheizer@phplawyers.com.

If to the Company:	Janus Capital Group Inc.
151 Detroit Street
Denver, Colorado 80206
Attn.: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith, Notice and communications shall be effective when actually received by the addressee. In the event that Executive becomes eligible for welfare benefits under another employer’s group benefit plans and such benefits are substantially similar to those to be provided to Executive under Section 5(b)(ii), above, then Executive shall notify the Company of that fact in writing.
       (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
       (d) All payments made by the Company under this Agreement will be subject to legally required tax and other withholdings.
       (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
       (f) In the event of any dispute relating to or arising from this Agreement, Executive shall bear all of his costs and attorney’s fees up to Ten Thousand ($10,000) and shall not be entitled to payment or reimbursement of such fees or costs by the Company. With respect to attorneys’ fees and costs incurred by Executive in connection with such a dispute in excess of $10,000, the Company agrees to pay as incurred (within 15 days following the Company’s receipt of an invoice from the Executive and proof of Executive’s payment of the foregoing $10,000 attorney’s fees and costs), to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof unless the Executive’s claim is determined by a court to have been frivolous or made in bad faith, in which case the Executive shall make prompt reimbursement of such fees and expenses to the extent already paid by the Company and received by the Executive) relating to the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code, as amended. For purposes of clarifying the limitations of this Section 14(f), the Executive acknowledges and agrees that he will not be entitled to the payment of any attorneys’ fees or expenses incurred on or after the Effective Date from any claims, disputes, rights or obligations relating to or arising from any prior agreement or arrangement between the Company and/or its affiliates and Executive (including without limitation the Miller Agreements), except as provided for in Section 10 of the Employment Agreement.
       (g) All disputes relating to or arising from this agreement shall be tried only in the state or federal courts situated in the Denver, Colorado metropolitan area.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE		JANUS CAPITAL GROUP INC.

/s/ Girard C. Miller		By:	/s/ Steven L. Scheid

Date:	August 5, 2005	Date:	August 5, 2005

EXHIBIT A
Supplemental Legal Release
     This Supplemental Legal Release (“Supplemental Release”) is between Janus Capital Group Inc. (the “Company”) and Girard C. Miller (“Executive”) (each a “Party,” and together, the “Parties”).
Recitals
     A. Executive and the Company are parties to a Transition Agreement to which this Supplemental Release is appended as Exhibit A (the “Transition Agreement”).
     B. Executive wishes to receive the Severance Benefit described in Section 5(c) of the Transition Agreement.
     C. Executive and the Company wish to resolve, except as specifically set forth herein, all claims between them arising from or relating to any act or omission predating the Final Separation Date defined below.
Agreement
     The Parties agree as follows:
     1. Confirmation of Severance Benefit Obligation. The Company shall pay or provide to the Executive the entire Severance Benefit, as, when and on the terms and conditions specified in the Transition Agreement.
     2. Legal Releases
          (a) Executive, on his own behalf and on behalf of his heirs, personal representatives, executors, administrators and assigns, knowingly and voluntarily releases and forever discharges the Company and its affiliates and any of their respective parents, subsidiaries and affiliates, together with all of their respective past and present directors, members, managers, officers, shareholders, trustees, partners, employees, agents, attorneys and servants, and each of their affiliates, predecessors, successors and assigns (collectively, the “Company Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, that Executive or his heirs, executors, administrators, or assigns ever had, now have, or may hereafter claim to have against any of the Company Releasees by reason of any matter, cause or thing whatsoever from the beginning of time through the Separation Date, whether or not previously asserted before any state or federal court, agency or governmental entity or any arbitral body. This release includes, without limitation, any rights or claims relating in any way to Executive’s employment relationship with the Company or any of the Company Releasees, or his resignation therefrom, or arising under any statute or regulation, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and the Family Medical Leave Act

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of 1993, each as amended, or any other federal, state or local law, regulation, ordinance, or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and the Company or any of the Company Releasees, as well as any rights relating to any Company stock or other equity-related incentive that had not vested by its own terms as of the Separation Date; provided, however, that notwithstanding the foregoing or anything else contained in this Agreement, the release set forth in this Section 2(a) shall not extend to (i) any rights arising under or recognized by this Supplemental Release or the Transition Agreement; (ii) any rights under Section 10 of the Employment Agreement; or (iii) any claim or claims that the Executive may have against the Company as of the Separation Date of which he is not aware as of the Separation Date because of willful concealment by the Company. Executive further agrees that he will not seek or be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against the Company or any of the Company Releasees for any of the matters released in this Section 2(a). Executive represents and warrants that as of the Separation Date he has no knowledge of any fact willfully concealed from him by the Company within the meaning of this Section 2(a).
          (b) The Company, on its own behalf and on behalf of its current and past parents, subsidiaries and affiliates and each of their predecessors, successors and assigns, knowingly and voluntarily releases and forever discharges Executive and his spouse, heirs, personal representatives, executors, administrators and assigns, (collectively, the “Executive Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, that the Company, its current and past parents, subsidiaries and affiliates and each of their predecessors, successors and assigns ever had, now have, or may hereafter claim to have against any of the Executive Releasees by reason of any matter, cause or thing whatsoever from the beginning of time through the Separation Date, whether or not previously asserted before any state or federal court, agency or governmental entity or any arbitral body. This release includes, without limitation, any rights or claims relating in any way to Executive’s employment relationship with the Company, or his separation therefrom, or arising under any statute or regulation, or any other federal, state or local law, regulation, ordinance, or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and the Company; provided, however, that notwithstanding the foregoing or anything else contained in this Supplemental Release, the release set forth in this Section 2(b) shall not extend to: (i) any rights arising under this Supplemental Release or the Transition Agreement; (ii) a breach of fiduciary duty or other misconduct relating to Executive’s employment with the Company that renders Executive ineligible for indemnification pursuant to Section 10 of the Employment Agreement; or (iii) any claim or claims that the Company may have against Executive as of the Separation Date of which it is not aware as of the Separation Date because of willful concealment by Executive. The Company, on its own behalf and on behalf of its current and past parents and subsidiaries, and each of their predecessors, successors and assigns, represents that it has not commenced or joined in any claim, charge, action or proceeding whatsoever against Executive arising out of or relating to any of the matters released in this Section 2(b). The Company, on its own behalf and on behalf of its current and past parents and subsidiaries, and each of their predecessors, successors and assigns, further agrees that it will not seek or be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against Executive for any of the matters released in this Section 2(b). The Company represents and warrants that as of the Separation

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Date it has no knowledge of any fact willfully concealed from it by the Executive within the meaning of this Section 2(b), or any breach of fiduciary duty by Executive or other misconduct by Executive relating to Executive’s employment with the Company that renders Executive ineligible for indemnification pursuant to Section 10 of the Employment Agreement
          (c) In order to provide a full and complete release, each of the Parties understands and agrees that this Supplemental Release is intended to include all claims, if any, covered under this Paragraph 2 that such Party may have and not now know or suspect to exist in his or its favor against any other Party and that this Supplemental Release extinguishes such claims. Thus, each of the Parties expressly waives all rights under any statute or common law principle in any jurisdiction that provides, in effect, that a general release does not extend to claims which the releasing party does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the party being released.
          (d) Executive acknowledges that he consulted with an attorney of his choosing before signing the Transition Agreement and this Supplemental Release, and that the Company provided him with no fewer than twenty-one (21) days during which to consider the provisions of the Transition Agreement and this Supplemental Release and, specifically the release set forth at Paragraph 2(a), above, although Executive may sign and return the Supplemental Release sooner if he so chooses. Executive further acknowledges that he has the right to revoke this Supplemental Release for a period of seven (7) days after signing it and that this Supplemental Release shall not become effective until such seven (7)-day period has expired (the “Final Separation Date”). Executive acknowledges and agrees that if he wishes to revoke this Supplemental Release, he must do so in writing, and that such revocation must be signed by the Executive and received by the Company in care of its Chief Executive Officer no later than 5 p.m. (Mountain Time) on the seventh (7th) day after Executive has signed this Supplemental Release. Executive acknowledges and agrees that, in the event that he revokes this Supplemental Release, he shall have no right to receive the Severance Benefit. Executive represents that he has read this Supplemental Release, including the release set forth in Paragraph 2(a), above, affirms that this Supplemental Release and the Transition Agreement provide him with benefits to which he would not otherwise be entitled, and understands its terms and that he enters into this Supplemental Release freely, voluntarily, and without coercion.
     3. Executive acknowledges that he has received all compensation to which he is entitled for his work up to his last day of employment with the Company, and that he is not entitled to any further pay or benefit of any kind, for services rendered or any other reason, other than the Severance Benefit.
     4. Executive agrees that the only thing of value that he will receive by signing this Supplemental Release is the Severance Benefit.
     5. The Parties agree that their respective rights and obligations under the Transition Agreement shall survive the execution of this Supplemental Release.
[SIGNATURES FOLLOW]

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NOTE: DO NOT SIGN THIS SUPPLEMENTAL LEGAL RELEASE UNTIL AFTER
EXECUTIVE’S FINAL DAY OF EMPLOYMENT.

JANUS CAPITAL GROUP INC.	EXECUTIVE

By:
Girard C. Miller

Date:	Date:

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